FOR IMMEDIATE RELEASE

NEW YORK MORTGAGE TRUST ANNOUNCES
COMPLETION OF $20 MILLION INVESTMENT BY JMP GROUP

Proceeds To Be Invested in Agency Mortgage-Backed Securities
James J. Fowler Elected Chairman of the Board
Settlement Agreement Reached in Class Action Litigation

NEW YORK January 22, 2008 - New York Mortgage Trust, Inc. (OTC BB: NMTR) ("NYMT" or the "Company") today announced that it has completed its previously announced $20 million convertible preferred stock transaction with JMP Group, Inc. (NYSE: JMP) and certain of its affiliates.  The net proceeds from the offering will be used to purchase agency mortgage-backed securities.

In addition, the changes to the composition of the Company’s Board of Directors, as previously announced on December 3, 2007, have been completed. Effective January 18, 2008, James J. Fowler and Steven M. Abreu joined the Company’s Board of Directors. Mr. Fowler will serve as non-executive Chairman of NYMT, and also as Chief Investment Officer of two NYMT subsidiaries pursuant to the Advisory Agreement between NYMT and JMP Asset Management, Inc. entered into January 18, 2008. Concurrently Steven B. Schnall, Mary Dwyer Pembroke, Jerome F. Sherman and Thomas W. White resigned as directors of the Company.

The Company also announced that an agreement in principle has been reached to settle the previously disclosed overtime class action litigation between the Company and certain employees of the Company’s discontinued mortgage lending operation. The terms of the settlement remain subject to court approval. The proposed settlement terms will result in a charge of approximately $1 million to the Company’s fourth quarter 2007 results.

David Akre, Vice Chairman and Co-Chief Executive Officer of NYMT, said, "We are delighted to have made important progress finalizing the closure of our mortgage lending operations and shifting the focus of NYMT to significantly growing our portfolio of Agency MBS.  The investment by JMP gives us fresh capital to deploy at a very opportune time."

Steven Mumma, Co-Chief Executive Officer, President and Chief Financial Officer of NYMT commented, “We are very pleased to have reached settlement terms on our discontinued operations litigation.  We are now focused on the investment of new capital into Agency MBS and look forward to returning the Company to profitability and restoring the dividend in the near future.”

James J. Fowler, non-executive Chairman of NYMT said, "JMP is very excited to have closed on its investment in New York Mortgage Trust.  We believe this is an excellent time to allocate capital to the residential MBS markets and that aligning ourselves with the professionals at NYMT affords a tremendous opportunity to capitalize on the current environment to the benefit of all shareholders.  Personally, I look forward to working closely with NYMT management and the Board and executing on our new business plan that we believe will result in significantly improved long-term returns."

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) engaged in the investment management of mortgage-backed securities (MBS) and high credit quality residential adjustable rate mortgage (ARM) loans. As of March 31, 2007, the Company exited the mortgage lending business. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Co-CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Julie Tu (Analysts) 212-827-3776
Phone: 212-792-0107
Email: smumma@nymtrust.com

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, that a rise in interest rates may cause a decline in the market value of the Company's assets, prepayment rates may change, borrowings to finance the purchase of assets may not be available or may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may become affected by the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.